Preliminary Price List


                                 PHASES I AND II


    Number of Units          Description of Unit        Initial Prices

       18                    Type A-1 Unit               $114,900.00

       20                    Type A-Unit                 $120,900.00

        9                    Type B-1 Unit               $128,900.00

       10                    Type B Unit                 $131,900.00

       21                    Type C-1 Unit               $130,900.00

       19                    Type C Unit                 $136,900.00

       10                    Type D-1 Unit               $145,900.00

       10                    Type D Unit                 $148,900.00

        8                    Type E Unit                 $192,900.00

        4                    Type F Unit                 $207,900.00

        2                    Type G                      $182,900.00

        2                    Type H                      $177,900.00